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FORM 4
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Ross            Lou           L.
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    (Last)         (First)       (Middle)

    2243 Lemon Street
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    (Street)

    Mesa           AZ             85215
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    National Scientific Corporation; NSCT.OB
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an Entity
    (Voluntary)


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4.  Statement for Month/Year

    12/2001
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5.  If Amendment,
    Date of Original
    (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Chief Executive Officer
    -----------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
============================================================================================================================
                      TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
============================================================================================================================
1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A)         5. Amount of     6. Owner-    7. Nature of
   (Instr. 3)            action     action       or Disposed of (D)                 Securities       ship         Indirect
                         Date       Code         (Instr. 3, 4 and 5)                Beneficially     Form:        Beneficial
                         (Month     (Instr. 8)                                      Owned at         Direct       Owner-
                         Day        ----------   -------------------------------    End of Month     (D) or       ship
                         Year)                                 (A) or               (Instr. 3 and 4) Indirect     (Instr. 4)
                                    Code    V      Amount      (D)      Price                        (I)
                                                                                                     (Instr. 4)
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

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
Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================
1. Title of Derivative Security  2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   (Instr. 3)                       sion or      action      tion          ative Securities
                                    Exercise     Date        Code          Acquired (A) or
                                    Price of     (Month/     (Instr. 8)    Disposed of (D)
                                    Deri-        Day/                      (Instr. 3,4, and 5)
                                    vative       Year)       -----------   -------------------------
                                    Security                 Code    V      (A)         (D)
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
Call Option                        $ 1.00        12/01/01    V              75,000
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Call Option                        $ 2.00        12/01/01    V              75,000
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Call Option                        $ 3.00        12/01/01    V              75,000
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Call Option                        $ 4.00        12/01/01    V              75,000
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Call Option                        $ 5.00        12/01/01    V              75,000
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Call Option                        $ 6.00        12/01/01    V              75,000
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Call Option                        $ 7.00        12/01/01    V              75,000
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Call Option                        $ 8.00        12/01/01    V              75,000
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Call Option                        $ 9.00        12/01/01    V              75,000
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Call Option                        $10.00        12/01/01    V              75,000
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
6. Date Exer-       7. Title and Amount of        8. Price   9.  Number     10. Owner-  11. Nature
   cisable and         Underlying Securities         of          of Deriv-      ship        of
   Expiration          (Instr. 3 and 4)              Deriv-      ative          Form of     Indirect
   Date                                              ative       Secur-         Deriv-      Benefi-
   (Month/Day/                                       Secur-      ities          ative       cial
    Year)                                            ity         Bene-          Security:   Owner-
   ----------------    -----------------------       (Instr.     ficially       Direct      ship
   Date     Expira-                  Amount or       5)          Owned          (D) or      (Instr. 4)
   Exer-    tion          Title      Number of                   at End         Indirect
   cisable  Date                     Shares                      of             (I)
                                                                 Month          (Instr. 4)
                                                                 (Instr. 4)
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
  12/1/01   12/1/2011  Common Stock  75,000          $ 1.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 2.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 3.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 4.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 5.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 6.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 7.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 8.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $ 9.00      750,000        D
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  12/1/01   12/1/2011  Common Stock  75,000          $10.00      750,000        D
======================================================================================================

Explanation of Responses:



                           /s/ Lou L. Ross                        01/09/2002
                           -------------------------------      ---------------
                           **Signature of Reporting Person            Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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